                                              -------------------------------
                                              /        OMB APPROVAL         /
                                              -------------------------------
                                              / OMB Number:       3235-0145 /
                                              / Expires:  December 31, 1997 /
                                              / Estimated average burden    /
                                              / hours per response ... 14.90/
                                              -------------------------------





                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*


                               MAF Bancorp, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock par value $.01 per share
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   55261R108
                             ---------------------
                                (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (2-95)                Page 1 of 5 pages

-----------------------                                  ---------------------
  CUSIP NO.  55261R108              13G                    PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Northwestern Savings and Loan Association -- Employee Stock Ownership Plan

         13-3653223
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
         Illinois

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             -0-

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
         -0-

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
         0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
         EP

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

    Northwestern Savings and Loan Association Employee Stock Ownership Plan


                                 SCHEDULE 13G

Page 3 of 5
CUSIP Number 55261R108


Item 1(a)      Name of Issuer:
               MAF Bancorp, Inc.

Item 1(b)      Address of Issuer's Principal Executive Offices:
               55th & Holmes Avenue
               Clarendon Hills, IL 60514

Item 2(a)      Name of Person Filing:
               Northwestern Savings and Loan Association
               Employee Stock Ownership Plan

Item 2(b)      Address of Principal Business Office:
               55th & Holmes Avenue
               Clarendon Hills, IL 60514

Item 2(c)      Citizenship:
               Illinois

Item 2(d)      Title of Class of Securities:
               Common Stock par value $.01 per share

Item 2(e)      CUSIP Number:
               55261R108

Item 3. The person filing this statement is an employee benefit plan which is subject to the provisions of the Employee Retirement Income Security Act of 1974.

Page 4 of 5 pages
CUSIP Number: 55261R108

Item 4. Ownership. As of December 31, 1997, the reporting person beneficially owned zero shares of the issuer, representing 0% of the common stock, par value $.01, of the issuer. The reporting person has shared power to vote or direct the vote of zero shares. The reporting person has the sole power to dispose or direct the disposition of zero shares of stock.

Item 5. Ownership of Five Percent or Less of a Class. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

Item 6.        Not applicable

Item 7.        Not applicable

Item 8.        Not applicable

Item 9.        Not applicable

Item 10        Certification

               By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Page 5 of 5
CUSIP Number 55261R108



                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




2/10/98
--------------------------------------------------------------------------------
(Date)



/s/ Kathleen Ursa
--------------------------------------------------------------------------------
 (Signature)
 Kathleen Ursa
 Vice President
 Cole Taylor Bank -- Trustee